Canwest's Australian Operations announce Share Buy Back Program

WINNIPEG, July 2, 2008 – Canwest Global Communications Corp. (“Canwest”) announced today that Ten Network Holdings Limited (“Ten Holdings”) had announced its intention to undertake an on-market share buyback of up to approximately 10% of its issued shares over the next 12 months. Canwest owns approximately 56% of Ten Holdings.

“Given the current Ten Holdings’ share price, the proposed share buyback should deliver long term value to our shareholders," Ten Holdings’ executive chairman, Nick Falloon, said.

Mr. Falloon noted that changes to Ten Holdings structure at the time of the exchange by Canwest of its securities in late August 2007 had allowed Ten Holdings board to consider various options in relation to capital management, so as to maximise returns to its shareholders.

Canwest has advised Ten Holdings that it will not participate in the share buyback at this time.

“Canwest also believes that the Ten Holdings’ stock is currently undervalued,” Canwest’s president and CEO, Leonard Asper, said. “Its TEN Television Network’s operating costs remain firmly under control and we remain confident that its share of revenues will increase and its ratings performance will continue to improve.”

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest.  Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2007 dated November 20, 2007 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the six months ended February 29, 2008. We disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) is an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com